Exhibit (b)(1)

EXECUTION COPY

To:	LS Cable Ltd. (the “Company”)
LS Tower, 1026-6
Hogwe-dong, Dongan-gu
Anyang, Gyonggido,
Korea
Attention: Mr. Choong-hyun Kim
Senior	Vice President

30 June 2008

Up to US$400,000,000 Bridge Loan Facility (the “Bridge Facility”)

Up to US$400,000,000 Term Loan Facility

(the “Term Facility”, and together with the Bridge Facility, the “Facilities”)

Dear Sirs,

We, The Korea Development Bank, Hana IB Securities Inc. and Kookmin Bank (the “Mandated Lead Arrangers” or “MLAs”) and The Korea Development Bank, Hana Bank and Kookmin Bank (the “Underwriters”) are pleased to hereby commit on a several basis to fully underwrite and arrange each of the Bridge Facility and the Term Facility, in each case in the Underwriting Proportions and on the terms and conditions set out in this letter and the attached Term Sheet (as defined below).

In this letter:

“Acquisition” means the acquisition by Cyprus Merger Sub of a shareholding of 100% in Target through a tender offer, subsequent offerings, exercise of a top-up option and subsequent merger.

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 18 (No Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Borrower” means Cyprus Investments, Inc. (“Cyprus”), a Delaware corporation established by the Company or its Affiliate.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Hong Kong, London and Seoul.

“Close of Syndication” means 9.00 am Seoul time on the earlier of (i) the Business Day following the date on which the Mandated Lead Arrangers and the Underwriters confirm to the Company in writing the final allocation of commitments following general syndication of the Term Facility and (ii) the date which is 2 months following the first utilisation date of the Bridge Facility.

“Closing Date” means the date of completion of the Acquisition pursuant to the Merger Documents.

“Corporate Structure Change” means the contemplated spin-off of certain assets of the Company pursuant to the Korean Commercial Code.

“Cyprus Merger Sub” means Cyprus Acquisition Merger Sub, Inc., a Delaware corporation and the Borrower’s subsidiary established for the purpose of investing in shares of the Target.

“Facility Documents” means the Bridge Facility Agreement and the Term Facility Agreement (collectively the “Facility Agreements”) and related documentation (based on the terms set out in the Term Sheet and this letter).

“Group” means each of the Company, the Borrower and, after the Corporate Structure Change, New LS Cable.

“Mandate Documents” means this letter, the Term Sheet, the fee letter dated on or about the date hereof between the Mandated Lead Arrangers and the Company (the “Fee Letter”) and any other documents which may be mutually agreed to between the Mandated Lead Arrangers and the Company.

“Merger Documents” means the Agreement and Plan of Merger, dated as of June 11, 2008 (the “Merger Agreement”), between the Company and the Target, and the Offer to Purchase shares of common stock of the Target, dated July 1, 2008, together with such amendments, waivers or supplements made from time to time in accordance with the terms of the Mandate Documents.

“Target” means Superior Essex Inc.

“Target Group” means the Target and its subsidiaries from time to time.

“Term Sheet” means the term sheet attached to this letter as an appendix.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this letter.

1.	Appointment

1.1	The Company appoints:

(a)	each of the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

(b)	each of the Underwriters as exclusive underwriters of the Facilities;

(c)	each of the Mandated Lead Arrangers as exclusive bookrunners in connection with syndication of the Term Facility; and

(d)	such person to be agreed between the Mandated Lead Arrangers and the Company as facility agent in connection with the Facilities (the “Facility Agent”),

subject to the terms and conditions set forth in the Mandate Documents.

1.2	Until this mandate terminates in accordance with paragraph 13 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, book-running manager or facility agent;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Facilities without the prior written consent of each of the Mandated Lead Arrangers.

2.	Underwriting Proportions

2.1	The underwriting proportions of each of the Underwriters in respect of the Facilities are as follows:

Underwriter	Bridge Facility Amount (U.S. Dollars)	Term Facility Amount (U.S. Dollars)
The Korea Development Bank	Up to 140,000,000	Up to 140,000,000
Kookmin Bank	Up to 130,000,000	Up to 130,000,000
Hana Bank	Up to 130,000,000	Up to 130,000,000
Total	Up to 400,000,000	Up to 400,000,000

2.2	The Underwriters’ underwriting of the Facilities and the Mandated Lead Arrangers’ and the Underwriters’ obligations under the Mandate Documents are subject to the condition that, since December 31, 2007, there has not been (and there is not) any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement at the date of this letter).

2.3	The obligations of the Mandated Lead Arrangers and the Underwriters under the Mandate Documents are several. No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger. No Underwriter is responsible for the obligations of any other Underwriter.

3.	Clear Market

3.1	During the period from the date of this letter to the date of Close of Syndication, or if the Facilities are not utilised, to the date of termination of this letter in accordance with paragraph 13, the Company shall not, and shall ensure that no member of the Group or, after the Closing Date, the Target Group will announce, enter into discussions to raise, or attempt to raise, any other finance in the international or any relevant domestic syndicated loan, debt or bank or capital markets (including, but not limited to, any bilateral or syndicated facilities, bond or note issuance (including convertible, exchangeable into equity or other hybrid debt instruments) or private placement) without the prior written consent of each of the Mandated Lead Arrangers and each of the Underwriters, except for contemplated financing arrangements notified by the Company to the Mandated Lead Arrangers and the Underwriters in writing prior to the date of this letter.

3.2	Paragraph 3.1 does not apply to:

(a)	the Facilities;

(b)	general working capital facilities in the ordinary course of business;

(c)	any commercial paper issued under a programme, existing on the date of this letter and notified in writing to each of the Mandated Lead Arrangers prior to the date of this letter and any commercial paper issued in the Korean domestic market through commercial paper brokers or securities companies and notified in writing to each of the Mandated Lead Arrangers prior to the date of this letter;

(d)	the refinancing, renewal or extension of any indebtedness existing at the date of this letter, on substantially the same terms and for the same or a smaller amount; or

(e)	the approximately USD350,000,000 asset-based credit facilities to be incurred by the Target Group in connection with the Acquisition (the “ABL Facilities”).

4.	Fees, Costs and Expenses

4.1	All fees shall be paid as set out in the Term Sheet or in accordance with the Fee Letter.

4.2	The Company shall promptly on demand pay the Facility Agent, the Mandated Lead Arrangers, the Underwriters the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of the Facility Documents and the Mandate Documents; and

(b)	the syndication of the Term Facility,

whether or not the Facility Agreements are signed.

5.	Payments

All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers or the Underwriters (as applicable) notify to the Company;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law or by binding decision of a tax authority or court. If a Tax Deduction is required by law or by binding decision of a tax authority or court to be made, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

6.	Syndication

6.1

The Mandated Lead Arrangers shall manage all aspects of syndication of the Term Facility, including timing, the selection of the banks, financial institutions or other institutional lenders, the acceptance and allocation of commitments, publicity/titles and the amount and distribution of fees to the Lenders. It is understood that the Mandated Lead Arrangers will syndicate to banks, financial institutions or other institutional lenders identified by the Mandated Lead Arrangers, which shall not include those persons that are competitors of the Company and its subsidiaries and are identified to the Mandated Lead Arrangers in writing by the Company from time to time; provided that, notwithstanding the Mandated Lead Arrangers’ right to syndicate the Term Facility and receive commitments with respect thereto, any assignment of commitments of the Underwriters hereunder prior to the Closing Date shall not reduce the Underwriters’ obligations to fund their respective entire commitments in the event any assignee of such Underwriters shall fail to do so. Without limiting the Company’s or any other person’s obligations to assist with syndication efforts as set forth below, it is understood that the Underwriters’ commitments hereunder are not subject to either the commencement or the completion of syndication of the Term Facility.

6.2	The Company shall, and shall procure that each other member of the Group and, after the Closing Date, the Target Group will, use commercially reasonable efforts to give any assistance which the Mandated Lead Arrangers reasonably require in relation to the syndication of the Term Facility including, but not limited to:

(a)	the preparation, in line with market practice and with the assistance of the Mandated Lead Arrangers and subject to any applicable confidentiality obligations imposed and binding on the Company and its Affiliates provided they have used commercially reasonable efforts to overcome such restrictions, of a customary information package (including, but not limited to, a transaction description and the Term Sheet, invitation letter and confidentiality agreement) and an information memorandum to be used in connection with the syndication of the Term Facility containing, without limitation, information about the Group, the Target Group and how the proceeds of the Bridge Facility and the Term Facility will be applied and projections (but in no event, unless the Company otherwise agrees, beyond 2012) (all such projections, financial estimates, forecasts and other forward-looking information, the “Projections”) (the “Information Memorandum”). The Information Memorandum (including any variation thereof) and any other information provided by the Company to the Mandated Lead Arrangers or the Underwriters in connection with the Information Memorandum will not be independently verified by the Mandated Lead Arrangers or the Underwriters, and the Company shall be responsible for the accuracy of the contents of the Information Memorandum (including any variation thereof) and such other information. The Company shall approve the Information Memorandum before the Mandated Lead Arrangers distribute it to potential Lenders on the Company’s behalf. The Company shall provide the Mandated Lead Arrangers with a letter stating that to the best of its knowledge and belief after having made all due inquiries the Information Memorandum is complete and accurate in all material aspects and is not materially misleading. Prior to any distribution of the Information Memorandum, the relevant prospective participant in the Term Facility will be required to sign and return a confidentiality letter in the form previously agreed to between the Company and the Mandated Lead Arrangers;

(b)	providing, subject to any applicable confidentiality obligations imposed on the Group and, after the Closing Date, the Target Group and its Affiliates provided they have used commercially reasonable efforts to overcome such restrictions, any information reasonably requested by the Mandated Lead Arrangers or potential Lenders in connection with syndication;

(c)	making available the senior management and representatives of the Company for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as the Mandated Lead Arrangers may reasonably request following consultation with the Company; and

(d)	using reasonable efforts to ensure that syndication of the Term Facility benefits from the Group’s and, after the Closing Date, the Target Group’s existing lending relationships.

7.	Information

7.1	The Company represents and warrants that:

(a)	any factual information provided to the Mandated Lead Arrangers by or on behalf of it (including for the purposes of preparing the Information Memorandum) other than the Projections (the “Information”), taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto);

(b)	nothing has occurred or been omitted and no information has been withheld that results in any Information being untrue or misleading in any material respects; and

(c)	any Projections have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Company in good faith to be reasonable at the time so made available; it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results.

7.2	The representations and warranties set out in paragraph 7.1 are deemed to be made by the Company daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the date the Facility Documents are signed.

7.3	The Company shall immediately notify the Mandated Lead Arrangers in writing if any representation and warranty set out in paragraph 7.1 is incorrect or misleading and agrees to use commercially reasonable efforts to supplement the Information and Projections promptly from time to time until the Closing Date to ensure that each such representation and warranty is correct when made.

7.4	The Company acknowledges that the Mandated Lead Arrangers and the Underwriters will be relying on the Information and Projections without carrying out any independent verification.

8.	Indemnity

8.1

(a)	Whether or not the Facility Documents are signed, the Company shall indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation reasonable and invoiced legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the use of the proceeds of the Facilities;

(ii)	the Acquisition (whether or not made or completed);

(iii)	any Mandate Document or any Facility Document; and / or

(iv)	the syndication, arranging and/or underwriting of the Facilities.

(b)	The Company will not be liable under subparagraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that cost, expense, loss or liability results from any breach by that Indemnified Person or its Affiliate, employer or principal of any Mandate Document or any Facility Document or is finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(c)	For the purposes of this paragraph 8:

“Indemnified Person” means each Mandated Lead Arranger, each Underwriter, the Facility Agent, each Lender, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

8.2	No Mandated Lead Arranger or Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)	The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following the Company’s agreement to the Mandate Documents, to the extent any such cost, expense, loss or liability incurred by the Company results from any breach by that Indemnified Person of any Mandate Document or any Facility Document or is finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

(c)	No person may settle, compromise, terminate or consent to any judgment, claim, action or proceeding in respect of which indemnification may be sought under the terms of any Mandate Document except with express consent of the Indemnified Person(s) to which such matter relates unless such settlement, compromise, termination or consent includes an unconditional release of such Indemnified Person(s) from all liability or claims that are the subject matter of such proceeding.

(d)	The Company represents to the Mandated Lead Arrangers or the Underwriters that:

(i)	it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Mandate Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)	it is not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers or the Underwriters as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Mandated Lead Arrangers or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)	no Mandated Lead Arranger or Underwriter is acting as a fiduciary for it in connection with the Transaction.

9.	Confidentiality

The parties hereto acknowledge that the Mandate Documents are confidential and that they shall not, without the prior written consent of each of the other parties hereto, disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law or regulation or by any applicable governmental or other regulatory authority or by any applicable stock exchange, including, to the extent required by applicable law, the Mandate Documents (other than the Fee Letter) in any public filing in connection with the transaction contemplated in the Merger Documents (the “Merger Transaction”) or the financing thereof;

(b)	(other than the Fee Letter) to any rating agency in connection with the Facilities;

(c)	to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(d)	the Term Sheet only may be disclosed to any potential lender in connection with the syndication of the Term Facility, who has been made aware of and has agreed to be bound by the confidentiality provisions contemplated in Clause 6.2(a) of this letter;

(e)	the Term Sheet only may be disclosed to the provider of the ABL Facilities and its advisers on a confidential need-to-know basis in connection with the Acquisition; and

(f)	to the Target and its advisers on a confidential need-to-know basis in connection with the Acquisition (in the case of the Fee Letter, only the “market flex” provisions thereof),

provided that the foregoing restrictions shall cease to apply after the applicable Facility Agreements shall have been executed and delivered by the parties thereto.

10.	Publicity/Announcements

10.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers, as applicable. in consultation with the Company.

10.2

No announcements regarding the Facilities or any roles as arranger, underwriter, lender or agent shall be made without the prior consent of the Company and each of the Mandated Lead Arrangers and the Underwriters.

11.	Conflicts

11.1	The Company and each Mandated Lead Arranger and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates and the Underwriters or their Affiliates may provide debt financing, equity capital, advisory or other services (including investment advisory; asset management; research; and securities issuance, trading and brokerage) globally to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this or other transactions, provided that appropriate information barriers and/or Chinese walls are in place.

11.2	The Mandated Lead Arrangers reserve the right to employ the services of their Affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such Affiliates certain fees payable to the Mandated Lead Arrangers in such manner as the Mandated Lead Arrangers and their respective Affiliates may agree in their sole discretion. The Company acknowledges that the Mandated Lead Arrangers may share with any of their Affiliates, and such Affiliates may share with the relevant Mandated Lead Arrangers, any information related to the Transaction, the Company, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction; provided that such Affiliates have been made aware of and have agreed to be bound by the obligations under paragraph 11.

11.3	The Mandated Lead Arrangers and the Underwriters shall not use confidential information obtained from the Company or its Affiliates for the purposes of the Facilities in connection with providing services to other persons (excluding, for the avoidance of doubt, the Company and its Affiliates) or furnish such information to such other persons.

11.4	The Company acknowledges that the Mandated Lead Arrangers and the Underwriters have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

12.	Assignments

The Company shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Mandated Lead Arrangers and the Underwriters. The Mandated Lead Arrangers may assign or transfer any or all of their rights and obligations under this letter to any of their investment grade-rated Affiliates but not otherwise without the consent of the Company provided that the Mandated Lead Arrangers shall remain responsible for ensuring performance of such obligations by their respective Affiliates.

13.	Termination

13.1	If the Company does not accept the offer made by each of the Mandated Lead Arrangers and the Underwriters in this letter before 9:00 pm in Seoul on 30 June 2008, such offer shall terminate on that date.

13.2

Any Mandated Lead Arranger or Underwriter may terminate its obligations under this letter with immediate effect by notifying the Company and the other Mandated Lead Arrangers and the Underwriters if the Facility Agreements are not executed and delivered by no later than the earlier of (i) (in the case of the Bridge Facility Agreement) 9 December 2008 and (in the case of the Term

Facility Agreement) the final maturity date of the Bridge Facility after any exercise of the Extension Option and (ii) the date on which the tender offer for the Target’s voting stock expires (including any extension) or is withdrawn without an acceptance of the tendered shares of the Target, or if the tender offer is terminated, the date of such termination, unless the Company and each of the Mandated Lead Arrangers and the Underwriters have agreed to any later date.

13.3	Any Mandated Lead Arranger or Underwriter may terminate its obligations under this letter with immediate effect by notifying the Company and the other Mandated Lead Arrangers and the Underwriters if the Company has breached any material term of the Mandate Documents or any information provided by or on behalf of any member of the Group thereunder is inaccurate or misleading in any material respect.

13.4	Without prejudice to paragraph 13.2 above, the Parties agree to negotiate the Facility Agreements in good faith and use their reasonable best efforts to agree on the Bridge Facility Agreement by 31 July 2008 and on the Term Facility Agreement by 30 September 2008.

14.	Survival

14.1	Except for paragraphs 2 (Underwriting Proportions) and 13 (Termination) the terms of this letter shall survive and continue after the Facility Agreements are executed.

14.2	Paragraphs 4 (Fees, Costs and Expenses), 5 (Payments), 8 (Indemnity), 9 (Confidentiality), 10 (Publicity/Announcements), 11 (Conflicts), 12 (Assignments) and 13 (Termination) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the Mandate Letter or the commitments of any Mandated Lead Arranger or Underwriter under the Mandate Documents; provided that the Company’s obligations under this Mandate Letter (other than its obligations with respect to syndication) and the confidentiality obligations of the Mandated Lead Arrangers and the Underwriters hereunder shall automatically be superseded by the provisions of the applicable Facility Agreements upon the initial funding thereunder.

15.	Prior Understandings; Amendment

15.1	The Mandate Documents supersede any prior oral and/or written understandings or arrangements between the Company, the Mandated Lead Arrangers and the Underwriters as to arranging and underwriting the Facilities.

15.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Mandated Lead Arrangers and the Underwriters.

16.	Third Party Rights

16.1	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right to enforce or to enjoy the benefit of any of its terms.

16.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

17.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

18.	No Front-running

Each of the Mandated Lead Arrangers and the Underwriters agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers and the Underwriters may suffer loss or damage and its position in future financings with the other Mandated Lead Arrangers and the Underwriters and the Company may be prejudiced;

(c)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers and the Underwriters retain the right not to allocate to it a commitment under the Facilities;

(d)	it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

When each of the Mandated Lead Arrangers and the Underwriters signs the Facility Documents and any transfer document under the Facility Documents (in the case of any transfer document, only if signed within three months after the Close of Syndication), it shall, if the other Mandated Lead Arrangers and the Underwriters so request, confirm to them in writing that neither it nor any of its Affiliates has breached the terms of this paragraph 18.

Any arrangement, front-end or similar fee or underwriting discount which may be payable to a Mandated Lead Arranger or Underwriter in connection with the Facilities is only payable on condition that neither it nor any of its Affiliates has breached the terms of this letter. This condition is in addition to any other conditions agreed between the Mandated Lead Arrangers and the Underwriters in relation to the entitlement of each Mandated Lead Arranger and Underwriter to any such fee.

For the purposes of this paragraph 18:

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Confidential Information” means any information relating to the Company and the Facilities provided to a Mandated Lead Arranger or Underwriter (the “Receiving Party”) by the Company or any of its Affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of a confidentiality agreement to which the Receiving Party is party or (b) is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, other than from a source which is connected with the Company and which, in either case, as far as the Receiving Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Front Running” means undertaking any of the following activities prior to the Close of Syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication except pursuant to the offering contemplated hereby:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest; or

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into with an Affiliate; or

(ii)	an act of a Mandated Lead Arranger (or its Affiliate) or Underwriter (or its Affiliate) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facilities.

19.	Governing Law and Jurisdiction

19.1	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by New York law.

19.2	The parties submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of New York.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter and the Fee Letter countersigned by you to HyungKwon Yun at The Korea Development Bank, 16-3, Yeouido-Dong, Yeongdeungpo-Gu, Seoul 150-973, Korea (fax no. +82 2 787 6647), to Chung Kyu Park, Head of Project and Corporate Finance, at Kookmin Bank, 9-1, 2-Ga, Namdaemun-Ro, Jung-Gu, Seoul, 100-703 Korea (fax no. +82 2 2073 3239) and to Young D. Kim, Director, Capital Markets Division, at Hana Investment Banking and Securities Inc., 23-3, Yeouido-Dong, Youngdeungpo-Gu,, Seoul, 150-709, Korea (fax no. +82 2 3771 3619).

Yours faithfully

The Mandated Lead Arrangers and Underwriters

/s/ TaeWoong Kim	/s/ HyungKwon Yun
For and on behalf of	For and on behalf of
The Korea Development Bank	The Korea Development Bank

TaeWoong Kim	HyungKwon Yun
Head of Corporate Banking Team III	Head of Syndication Team
Corporate Banking Department I	Debt Capital Markets Department

/s/ Ho-Sung Lee
For and on behalf of
Hana Bank

By: Ho-Sung Lee
Title: Manager/RM
Trading Center Hana Bank

/s/ Young D. Kim
For and on behalf of
Hana IB Securities Inc.

By: Young D. Kim
Title: Director, Capital Markets Division

/s/ Chungkyu Park
For and on behalf of
Kookmin Bank

Chungkyu Park
Head of Project & Corporate Finance
Investment Banking Department

We acknowledge and agree to the above.

30 June 2008

/s/ Roe-Hyun Myung
For and on behalf of
LS Cable Ltd.

Roe-Hyun Myung
Senior Vice President

UP TO US$400,000,000 Bridge Loan Facility For Cyprus

Borrower:	Cyprus Investments, Inc., a Delaware corporation (“Cyprus”) which is owned and controlled by the Company.

Company:	Prior to the Corporate Structure Change, LS Cable Ltd. which, following the Corporate Structure Change, will be renamed as LS Corp.

Guarantor(s):

(1) Prior to the Corporate Structure Change, the Company; and

(2) Subsequent to the Corporate Structure Change, (i) the Company and (ii) a newly incorporated wholly owned subsidiary of the Company which will be the sole direct holding company of the Borrower and which will be named LS Cable Ltd. (“New LS Cable”).

Target:	Superior Essex Inc. (the “Target”)

Facility:

Bridge Loan Facility (the “Bridge Facility”)

The Bridge Facility will be extended pursuant to a Bridge Facility Agreement (“Bridge Facility Agreement”), related security agreements and other related documents (collectively, the “Bridge Facility Documents”)

Underwriters:	The full amount of the Bridge Facility will be severally underwritten by the Underwriters.

Lenders:	The Underwriters.

Purpose:	To fund a portion of the acquisition by the Borrower’s subsidiary, Cyprus Acquisition Merger Sub, Inc. (“Cyprus Merger Sub”) of a shareholding of up to 100% in the Target through a tender offer, subsequent offerings, exercise of a top-up option and subsequent merger (such acquisition, the “Acquisition”) and associated transaction costs, fees and expenses.

Facility Amount:	Up to US$400,000,000 (Four Hundred Million United States Dollars)

Facility Agent:	To be agreed.

Security Agent:	To be agreed.

Maturity Date:

The Bridge Facility will mature on the date (the “Maturity Date”) that is the earlier of:

(a) three (3) months after the Drawdown Date (subject to the Extension Option); and

(b) the initial drawdown of the Term Facility.

Extension Option:	The Borrower may, in its sole discretion provided no default is continuing, extend the Maturity Date under paragraph (a) of that definition, on not more than 3 occasions, by one month at a time upon written notice to the Facility Agent at least seven (7) calendar days prior to the relevant maturity date.

Availability Period:

From the signing date of the Bridge Facility Agreement (the “Bridge Facility Agreement Date”) to the earlier of:

(a) the Closing Date; and

(b) December 9, 2008,

or such later date as may be agreed between the Company and the Lenders.

Drawdown:

The Bridge Facility shall be available for drawdown in up to 5 drawdowns during the Availability Period subject to at least 3 Business Days’ prior written notice to the Facility Agent and the fulfillment of all conditions precedent.

Each drawdown shall be in a minimum amount of US$10,000,000 and in an integral multiple of US$1,000,000.

Repayment:	Bullet repayment on the Maturity Date.

Interest Rate:	The sum of the Interest Margin and LIBOR. Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 360 days.

Interest Margin:	2.05% per annum.

LIBOR:	LIBOR shall be determined by the Facility Agent as quoted on the Reuters Screen LIBOR01 page (or its replacement from time to time), at or around 11:00 a.m. (London time) two (2) London Business Days prior to the first day of each Interest Period.

Interest Periods:	1 month provided that no Interest Period shall extend beyond the Maturity Date. Interest on the Bridge Facility will be paid at the end of each Interest Period (the “Interest Payment Date”) and will be calculated by reference to the actual number of days elapsed divided by 360 days.

Default Interest:	2.0 % per annum over the applicable Interest Rate, payable upon demand.

Prepayment and cancellation:

(1)    Illegality

In the event that it becomes unlawful for any Lender to perform its obligations or to fund or maintain its participation, such Lender may cancel its commitment and / or require prepayment of its share of the loans under the Bridge Facility.

(2)    Change of Control/Retention of Minimum Ownership

If (i) the Company or, following the Corporate Structure Change, the Company or New LS Cable ceases to own 100 % of outstanding voting stock of the Borrower or (ii) the Borrower ceases to own at least 51% of the issued capital stock of Cyprus Merger Sub and/or, following the Closing Date, the Target (or the surviving entity of the merger between Cyprus Merger Sub and the Target) or (iii) the common stock of the Company is not listed on (or is suspended from trading from) the Korea Exchange, the Facility Agent acting on the instructions of the Majority Lenders may by not less than 5 Business Days’ notice, cancel the undrawn commitments and all amounts due to the Lenders will become immediately due and payable.

(3)    Increased Costs, Tax Gross Up and Tax Indemnity

The Borrower may cancel the commitment of and prepay any Lender that makes a claim under these provisions.

(4)    Voluntary Prepayment in respect of Bridge Facility

The Bridge Facility may be prepaid at any time in whole or in part on 3 business days’ prior notice (but, if in part, by a minimum of US$5,000,000 and integrals of US$1,000,000 thereafter).

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs without premium or penalty.

Any undrawn amount under the Bridge Facility shall be cancelled if any voluntary prepayment is made during the Availability Period.

(5)    Cancellation at the end of Availability Period

Any undrawn portion of the Bridge Facility shall be automatically cancelled at the end of the Availability Period.

(6)    Disposals

100% of the net proceeds from any disposal by the Borrower of its shares in Cyprus Merger Sub or any disposal by Cyprus Merger Sub of its shares in the Target will be utilized to reduce outstanding loans under the Bridge Facility.

(7)    Other proceeds

The Bridge Facility will be prepaid in an amount equal to 100% of the proceeds of any capital reduction received by the Borrower.

(8)    No Reinstatement

Amounts cancelled may not be reinstated and amounts prepaid may not be reborrowed.

Commitment Fee:

0.35% per annum on the daily un-drawn portion of the Bridge Facility Amount from the Bridge Facility Agreement Date and ending on the last day of the Availability Period in respect of the Bridge Facility, payable on the last day of the Availability Period in respect of the Bridge Facility in arrears.

Commitment Fee shall be calculated on the basis of actual number of days elapsed and a year of 360 days.

Extension Fee:

On the first day following the first exercise (if any) of the Extension Option: 0.20% flat on the Bridge Facility Amount.

On the first day following the second exercise (if any) of the Extension Option: 0.25% flat on the Bridge Facility Amount.

On the first day following the third exercise (if any) of the Extension Option: 0.30% flat on the Bridge Facility Amount.

The Extension Fee is non-refundable.

Facility Agent Fee:	To be agreed.

Security Agent Fee:	To be agreed.

Guarantee:	All obligations of the Borrower under the Bridge Facility will be unconditionally and irrevocably guaranteed by the Guarantor(s) (subsequent to the Corporate Structure Change, on a joint and several basis). For the avoidance of doubt, the obligations of each Guarantor under the Guarantee will constitute its direct and unconditional obligation, ranking at least pari passu with its other senior and unsecured obligations.

Security:	First ranking, perfected security as follows:

(1) Pledge over 100% of the shares in the Borrower to be granted within ten (10) Business Days after the Closing Date; and

(2) Pledge over the bank accounts of the Borrower as a condition precedent to initial Drawdown.

The share pledge referred to in (1) above will be signed on the Closing Date and held in escrow (together with the share certificates) until 10 Business Days after the Closing Date

Certain Funds Period:	The “Certain Funds Period” shall mean the period commencing on the date on which the Bridge Facility Agreement is signed and ending on the earlier of (a) the date on which the tender offer for the Target’s voting stock expires (including any extension) or is withdrawn by the Borrower without an acceptance of the tendered shares of the Target, or if the tender offer is terminated, the date of termination and (b) the expiry of the Availability Period.

During the Certain Funds Period, provided that the Conditions Precedent to drawdown have been satisfied or waived, only the occurrence of a Certain Funds Event of Default shall serve as a draw-stop in connection with the Bridge Facility.

While the Certain Funds Period is in effect, unless a Certain Funds Event of Default is continuing or an Illegality under “prepayment and cancellation” or Change of Control has occurred, no Lender shall be entitled to: (i) rescind, terminate or cancel any of its commitments under the Bridge Facility; (ii) require the repayment of the Bridge Facility; (iii) refuse to participate in the making of any advance required under the Bridge Facility; or (iv) exercise any right of set-off or counterclaim in respect of any advance made under the Bridge Facility.

Certain Funds Event of Default:	The defaults set forth in clauses under “Events of Default”:

• (1) (non-payment),

•        (2) (breach of other obligations) with respect to Affirmative Covenant (15) (holding company), Negative Covenants (1) (negative pledge), (2) (additional debt), (3) (dividends, redemptions and repurchases), (5) (loans, guarantees, indemnities and investments) and (7) (mergers, consolidations, sale of all or substantially all the assets and sale/leaseback transactions)

• (6) (insolvency, insolvency proceedings, creditors’ process and analogous events),

• (7) (unlawfulness),

• (8) (repudiation), and

any breach of Certain Funds Representations.

A default in respect of the Target will not constitute a Certain Funds Event of Default.

Certain Funds Representations:	The representations set forth in clauses (1) to (4), (20), (28) (Investment Company Act) and (29) (US Margin Regulations) under “Representations” below.

Facility Status:	The Bridge Facility will constitute direct, general, unconditional and unsubordinated secured obligation of the Borrower and will rank at least pari passu with all other present and future unsubordinated obligations of the Borrower.

Representations and Warranties:	The Borrower and each Guarantor shall make customary representations and warranties for a facility of this nature, with respect to themselves, including but not limited to:

(1) Corporate status and authority;

(2) Execution, delivery and performance of the Bridge Facility Documents and the consummation of the transactions contemplated by the Merger Documents do not violate law or other agreements;

(3)    No government or regulatory approvals required, other than approvals in effect; no third party consent required for execution, delivery and performance of Bridge Facility Documents or the consummation of the transactions contemplated by the Merger Documents;

(4) Due authorization, execution and delivery of the Bridge Facility Documents; legality, validity, binding effect and enforceability of the Bridge Facility Documents and the Merger Documents;

(5) Governing law and enforcement;

(6) No filing or stamp taxes;

(7) No default;

(8) Pari passu ranking;

(9) Group structure and completion of reorganisation/ Corporate Structure Change;

(10) The Company’s ownership over the Borrower;

(11) The Borrower’s ownership over the Cyprus Merger Sub and other subsidiaries including, after completion of the Acquisition, the Target and its subsidiaries (the “Target Group”);

(12) Legal and beneficial ownership;

(13) Accuracy of financial statements and other information;

(14) Solvency;

(15) Non-conflict with other obligations;

(16) No action, suit, investigation, litigation or proceeding pending or threatened that would reasonably be expected to have a material adverse effect;

(17) No prior business of the Borrower or New LS Cable;

(18) No financial indebtedness, guarantees or security;

(19) Shares;

(20) Merger Documents;

(21) Payment of taxes;

(22) Accurate and complete disclosure;

(23) Holding company status;

(24) Compliance with laws and regulations, including all applicable environmental laws and regulations and no environmental releases;

(25) Ownership of / title to properties and assets;

(26) Validity, priority and perfection of security interests in collateral and ranking/priority of obligations under the Bridge Facility Documents;

(27) Customary ERISA, FCPA, anti-terrorism and similar representations;

(28) Investment Company Act; and

(29) US Margin Regulations.

subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality customary and appropriate for facilities and transactions of this type.

The Repeating Representations will be repeated on the date of each utilisation request by reference to the facts and circumstances then existing. “Repeating Representations” means representations set forth in clauses (1) to (6) and, when financial statements are delivered, (13).

Information Undertakings:	The Borrower and each Guarantor shall supply each of the following:

(1)    as soon as they become available, but in any event within 120 calendar days of the end of each financial years its (i) annual audited consolidated financial statements and (ii) annual audited non-consolidated financial statements, and in the case of the Guarantors, prepared in accordance with Korean GAAP;

(2)    as soon as they become available, but in any event within 90 calendar days of the end of each financial half years its half–year unaudited non-consolidated financial statements, and in the case of the Guarantors, prepared in accordance with Korean GAAP;

(3) Compliance Certificate, with audited annual consolidated statements;

(4) all documents dispatched to its shareholders (or any class of them) or its creditors generally;

(5) details of any material litigation, arbitration or administrative proceedings;

(6)    such other information in respect of client identification procedures (including, if necessary, identification of directors and major shareholders of any Guarantor) in compliance with applicable money laundering rules as any Lender may request;

(7) notice of change of authorized signatories;

(8) such other information regarding the financial condition, business and operations as any Lender may reasonably request; and

(9) notice of any Event of Default or potential Event of Default.

Affirmative Covenants	Subject to materiality thresholds and exceptions for ordinary course of business and other customary items, in each case to be agreed, the Borrower and the Guarantors shall agree to customary affirmative covenants for a facility of this nature with respect to themselves including but not limited to:

(1) Preservation of corporate existence;

(2) Compliance with laws (including applicable environmental laws);

(3) Payment of taxes;

(4) Payment and/or performance of obligations;

(5) Maintenance of insurance;

(6) Access to books and records and visitation and access rights;

(7) Maintenance of books and records;

(8) Maintenance of property;

(9) Obtaining and maintaining authorizations;

(10) Use of proceeds of the Bridge Facility;

(11) Implementation of post-closing matters relating to the Acquisition;

(12) Merger Documents;

(13) Environmental matters;

(14) Maintenance of ranking of obligations under the Bridge Facility Documents and priority of collateral;

(15) Holding company (other than in respect of New LS Cable); and

(16) Further assurances.

Negative Covenants	Subject to materiality thresholds and exceptions for ordinary course of business and other customary items, in each case to be agreed, the Borrower and (in the case of (1) and (7) only) each Guarantor shall agree to customary negative covenants for a facility of this nature with respect to itself including but not limited to:

(1) Negative Pledge (including, without limitation, no lien over shares in the Borrower or Cyprus Merger Sub or shares in the Target acquired by Cyprus Merger Sub pursuant to the Merger Documents);

(2) Limitations on additional debt (excluding any indebtedness incurred under the Merger Documents in connection with the exercise of the “top-up” option thereunder);

(3) Limitations on dividends, redemptions and repurchases;

(4) Limitations on prepayment, redemptions and repurchases of debt (other than the loans under the Bridge Facility);

(5) Limitations on loans, guarantees, indemnities and investments to non-affiliate third parties (other than the loans under the Bridge Facility);

(6) Limitations on capital expenditures;

(7) Limitations on mergers or consolidations, sale of all or substantially all the assets and sale/leaseback transactions;

(8) Limitations on non-ordinary course hedging arrangements;

(9) Limitations on amendment of constitutional documents that are materially adverse to the Lenders’ interests; and

(10) Limitations on the issuance and sale of capital stock (or securities convertible into capital stock) other than to the Guarantors.

Conditions Precedent to Drawdown:

The initial utilisation of the Bridge Facility will be subject to conditions precedent customary for a facility of this nature and limited to absence of the occurrence and continuation of a Certain Funds Event of Default and the delivery of the following to the Mandated Lead Arrangers, in form and substance reasonably satisfactory to the Mandated Lead Arrangers:

(1)    Constitutional documents;

(2)    Board resolutions;

(3)    Execution of the Merger Documents by the parties thereto, evidence that any conditions under the Merger Documents relating to the Offer have been satisfied or waived provided that no condition under the Merger Documents may be waived, and no consent may be given or amendment made thereunder, that would reasonably be expected to be materially adverse to the interests of the Lenders without the prior written consent of the Lenders (waivers requiring Lenders’ consent will include, without limitation, the Minimum Tender Condition (as defined in the Merger Agreement));

(4)    Execution of the Bridge Facility Documents consistent with this term sheet and otherwise as agreed between the parties;

(5)    Execution of security agreements for creation of the Security;

(6)    Issuance of the Guarantee by each Guarantor;

(7)    Funding from New LS Cable by way of equity injection to the Borrower in a minimum amount of US$330M.

(8)    Certificate of subscription from no less than a majority of the shares of the Target;

(9)    Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under the Bridge Facility Documents;

(10) Incumbency / specimen signature certificate / certification of constitutional and corporate authorization documents / evidence of completion of Corporate Structure Change;

(11) Other customary closing conditions, including delivery of legal opinions of the Borrower’s and Mandated Lead Arrangers’ counsel, completion of Lenders’ KYC checks, evidence of process agent; and

(12) Such other documents as may be reasonably requested by the MLAs.

Events of Default:	Customary events of default for a facility of this nature in respect of the Borrower and each Guarantor (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1) Non-payment;

(2) Breach of other obligations;

(3) Misrepresentation;

(4) Cross default (including cross acceleration);

(5) Unsatisfied judgment;

(6) Insolvency, insolvency proceedings, creditors’ process and analogous events;

(7) Unlawfulness;

(8) Repudiation;

(9) Cessation of business;

(10)  The Group’s auditors (i) qualify the audited financial statements of the Group or any member of the Group, (ii) issue a negative opinion in respect of the Group’s (or any member of the Group’s) annual financial statements or (iii) refuse to issue on opinion on the annual financial statements;

(11) Material litigation;

(12) Security and guarantees cease to be in full force and effect;

(13) ERISA events; and

(14) Material Adverse Effect.

Yield Protection & Taxation:	The Bridge Facility Agreement will contain yield protection provisions customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements (subject to Borrower’s customary rights to replace applicable Lenders at par subject to breakage costs if replacement is not at the end of an interest period).

All payments due in connection with the Bridge Facility will be made free and clear of any present and future taxes, duties, levies, withholdings or other forms of deduction unless required by law. If any taxes, duties, levies, withholding or deduction are required by any law or regulation, tax gross up shall be applied if such Lender is a Qualifying Lender (to be defined in the Bridge Facility Agreement) and subject to the Lender taking the steps to enable payments of interest gross under the relevant tax treaties (or if a Lender is not a Qualifying Lender the tax would have been imposed even if that Lender was a Qualifying Lender) (i.e. no “day one” tax gross up shall apply and no tax gross up shall apply if the debt is transferred to a lender which is not entitled to receive interest payments free of withholding, but the risk of a change in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority occurring after the date on which a Qualifying Lender becomes party to the Bridge Facility Documents shall be the Borrower’s).

Majority Lenders:	66 2/3% (sixty six and two thirds) of total commitments under the Bridge Facility until the end of the Availability Period and 66 2/3% (sixty six and two thirds) of loans outstanding under the Bridge Facility thereafter.

Transfers by Lenders:	A Lender may assign any of its rights or transfer by the novation of any of its rights and obligations to another party without consent of the Borrower.

If as a result of circumstances existing as at the date of assignment by a Lender of its participation in the Loan and/or commitments, the Borrower would be obliged to gross-up any payment to the assignee of such Lender for withholding tax, then such assignee would only be entitled to payment for such tax gross-up to the same extent that the assigning Lender would have been had such assignment not occurred.

Lenders will be permitted to sell participations in loans and commitments without restriction but without subjecting the Borrower to any additional costs or obligations.

Documentation:	The documentation will be prepared by the MLAs’ legal counsel and will be based on the Loan Market Association recommended form of facility agreement for leveraged transactions and contain clauses customary in the syndicated loan market, subject to further negotiations and agreement among the parties.

Expenses:	The Borrower shall on the date of initial Drawdown and thereafter, within 15 Business Days from the date of being requested, pay all reasonable costs and expenses (including reasonable invoiced legal fees, signing ceremony, travel, due diligence, and out of pocket expenses) reasonably incurred by the Mandated Lead Arrangers or by its affiliates in connection with the preparation, review, negotiation, execution, delivery, modification, amendment or syndication of the Bridge Facility, the Bridge Facility Documents and other documents relating to the Bridge Facility. The Borrower’s obligations under this paragraph shall be effective whether or not the Bridge Facility Documents are signed or the Bridge Facility is drawn.

Material Adverse Effect:	Means:

(a)    a change in the financial condition, assets or business of the Group as a whole that would reasonably be expected to have a material adverse effect on the ability of any member of the Group to perform or comply with its payment obligations under any Bridge Facility Document;

(b) a material adverse effect on or material adverse change in the validity, legality or enforceability of any Bridge Facility Document; or

(c)    a material adverse effect on or material adverse change in the validity, legality or enforceability of any material Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security or any material portion thereof.

Legal Counsel to the MLAs:	Linklaters.

Governing Law and Jurisdiction:	The Bridge Facility Documents to be governed by New York law and disputes arising from the Bridge Facility Documents shall be subject to the legal proceedings in the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of New York except where inappropriate for security documents.

Up to US$400,000,000 Term Loan Facility for Cyprus (the “Term Facility”)

Borrower:	Cyprus Investments, Inc. a Delaware corporation (“Cyprus”).

Company:	LS Corp.

Guarantor(s):	(1) The Company; and

(2) A newly incorporated wholly owned subsidiary of the Company which will be the sole direct holding company of the Borrower and which will be named LS Cable Ltd. (“New LS Cable”).

Co-Investor(s):	A group of banks and/or financial institutions and/or other entities acceptable to the Mandated Lead Arrangers to be invited by the Company for the purpose of investing in the Cyprus Merger Sub.

Target:	Superior Essex Inc. (the “Target”).

Relevant Group:	(1) The Borrower, (2) the Guarantors and (3) Cyprus Merger Sub and the Target (or the surviving entity of the merger between Cyprus Merger Sub and the Target).

Facility:

Transferable Term Loan Facility (the “Term Facility”).

The Term Facility will be extended pursuant to a Term Loan Facility Agreement (the “Term Facility Agreement”), related security agreements and other related documents (collectively, the “Term Facility Financing Documents”).

Lenders:	A group of banks and financial institutions to be invited by the Mandated Lead Arrangers.

Purpose:	To repay in full the Borrower’s indebtedness to the lenders under the Bridge Facility and associated transaction costs, fees and expenses.

Term Facility Amount:	Up to US$400,000,000 (Four Hundred Million United States Dollars).

Facility Agent:	To be agreed.

Security Agent:	To be agreed.

Maturity Date:	The 3rd anniversary date of the date of the drawdown (the “Term Facility Drawdown Date”).

Availability Period:	From the signing date of the Term Facility Agreement (the “Term Facility Agreement Date”) to the date which is the earlier of (i) 120 calendar days after the Term Facility Agreement Date and (ii) the date which is 1 month after the Closing Date (which date in no event shall be earlier than 30 September 2008), or such later date as may be agreed between the Company and the Lenders.

Drawdown:	The Term Facility shall be available for drawdown in a single drawdown during the Availability Period subject to at least 5 Business Days’ prior written notice to the Facility Agent and the fulfillment of all conditions precedent. Such Drawdown shall be in a minimum amount of US$10,000,000 and in an integral multiple of US$1,000,000.

Repayment:	Bullet repayment on the Maturity Date.

Interest Rate:	The sum of the Interest Margin and LIBOR. Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 360 days.

Interest Margin:	2.45% per annum.

LIBOR:	LIBOR shall be determined by the Facility Agent as quoted on the Reuters Screen LIBOR01 page (or its replacement from time to time), at or around 11:00 a.m. (London time) two (2) London Business Days prior to the first day of each Interest Period.

Interest Periods:	6 months provided that no Interest Period shall extend beyond the Maturity Date. Interest on the Term Facility will be paid at the end of each Interest Period (the “Interest Payment Date”) and will be calculated by reference to the actual number of days elapsed divided by 360 days.

Default Interest:	2.0 % per annum over the applicable Interest Rate, payable upon demand.

Prepayment and cancellation:

(1)    Illegality

In the event that it becomes unlawful for any Lender to perform its obligations or to fund or maintain its participation, such Lender may cancel its commitment and / or require prepayment of its share of the loan under the Term Facility.

(2)    Change of Control/Retention of Minimum Ownership

If (i) the Company or New LS Cable ceases to own 100 % of outstanding voting stock of the Borrower or (ii) the Borrower ceases to own at least 51% of the issued capital stock of Cyprus Merger Sub and/or the Target (or the surviving entity from the merger between Cyprus Merger Sub and the Target) or (iii) the common stock of the Company is not listed on (or is suspended from trading from) the Korea Exchange, the Facility Agent acting on the instructions of the Majority Lenders may by not less than 5 Business Days’ notice, cancel the undrawn commitments and all amounts due to the Lenders will become immediately due and payable.

(3)    Increased Costs, Tax Gross Up and Tax Indemnity

The Borrower may cancel the commitment of and prepay any Lender that makes a claim under these provisions.

(4)    Voluntary Prepayment in respect of the Term Facility

The loan may be prepaid on any Interest Payment Date in whole or in part on 3 business days’ prior notice (but, if in part, by a minimum of US$5,000,000 and integrals of US$1,000,000 thereafter).

Any prepayment shall be made with accrued interest on the amount prepaid together with breakage costs and prepayment fee (as set out below) in each case where applicable.

A prepayment fee of 0.5% on the amount prepaid is payable if the prepayment occurs before the 2nd anniversary date of the Term Facility Drawdown Date and thereafter, no prepayment premium is payable.

(5)    Cancellation at the end of Availability Period

Any undrawn portion of the Term Facility shall be automatically cancelled at the end of the Availability Period.

(6)    Equity Issuance/Further Indebtedness

(ii)    The Facility Agent acting on the instructions of the Majority Lenders may by not less than 5 Business Days’ notice, require the Borrower to prepay an amount of the Term Facility equal to 100% of the net proceeds from any equity issuance or issuance of equity-linked products by the Borrower (or any special purpose vehicle established by the Borrower for the purposes of an equity issuance/issuance of equity-linked products), subject to exceptions to be agreed upon;

(iii)  The Facility Agent acting on the instructions of the Majority Lenders may by not less than 5 Business Days’ notice, require the Borrower to prepay an amount of the Term Facility equal to 100% of the net proceeds from any incurrence of additional financial indebtedness by the Borrower (or any special purpose vehicle established by the Borrower for the purposes of raising or incurring additional financial indebtedness), subject to certain exceptions to be agreed, including but not limited to the following:

•        intercompany financial indebtedness from the Company

(7)    Disposals

100% of the net proceeds from any disposal by the Borrower of its shares in Cyprus Merger Sub or any disposal by Cyprus Merger Sub of its shares in the Target (to the extent applicable) will be utilized to reduce the outstanding loan under the Term Facility.

(8)    Other proceeds

The Term Facility will be prepaid in an amount equal to 100% of the proceeds of any capital reduction received by the Borrower.

(9)    No Reinstatement

Amounts cancelled may not be reinstated and amounts prepaid may not be reborrowed.

Commitment Fee:

0.35 % per annum on the daily un-drawn portion of the Term Facility Amount for the period beginning on date which is one month after the Term Facility Agreement Date and ending on the last day of the Availability Period in respect of the Term Facility, payable on the date of Drawdown and the last day of the Availability Period in respect of the Term Facility in arrears.

Commitment Fee shall be calculated on the basis of actual number of days elapsed and a year of 360 days.

Facility Agent Fee:	An amount p.a. in US$ to be agreed, payable annually in advance.

Security Agent Fee:	An amount p.a. in US$ to be agreed, payable annually in advance.

Guarantee:	All obligations of the Borrower under the Term Facility will be unconditionally and irrevocably guaranteed by the Guarantor(s) on a joint and several basis. For the avoidance of doubt, the obligations of each Guarantor under the Guarantee will constitute its direct and unconditional obligation, ranking at least pari passu with its other senior and unsecured obligations.

Security:	First ranking, perfected security as follows:

(1) Pledge over 100% of the shares in the Borrower to be granted within ten (10) Business Days after the Closing Date;

(2) Pledge over the bank accounts of the Borrower as a condition precedent to Drawdown.

The share pledge referred to in (1) above will be signed on the Closing Date and held in escrow (together with the share certificates) until 10 Business Days after the Closing Date.

Facility Status:	The Term Facility will constitute direct, general, unconditional and unsubordinated secured obligation of the Borrower and will rank at least pari passu with all other present and future unsubordinated obligations of the Borrower.

Representations and Warranties:	The Borrower and each Guarantor shall make customary representations and warranties for a facility of this nature, with respect to themselves and, in the case of paragraphs (1), (2), (3), (4), (13), (14), (20), (21), (24), (25), (27), (28) and (29) below, each other member of the Relevant Group, including but not limited to:

(1) Corporate status and authority;

(2) Execution, delivery and performance of the Term Facility Financing Documents and the consummation of the transactions contemplated by the Merger Documents do not violate law or other agreements;

(3)    No government or regulatory approvals required, other than approvals in effect; no third party consent required for execution, delivery and performance of Term Facility Financing Documents or the consummation of the transactions contemplated by the Merger Documents;

(4)    Due authorization, execution and delivery of the Term Facility Financing Documents; legality, validity, binding effect and enforceability of the Term Facility Financing Documents and the Merger Documents;

(5) Governing law and enforcement;

(6) No filing or stamp taxes;

(7) No default;

(8) Pari passu ranking;

(9) Group structure;

(10) The Company’s ownership over the Borrower;

(11) The Borrower’s ownership over the Cyprus Merger Sub and other subsidiaries including, after completion of the Acquisition, the Target and its subsidiaries (the “Target Group”);

(12) Legal and beneficial ownership;

(13) Accuracy of financial statements and other information;

(14) Solvency;

(15) Non-conflict with other obligations;

(16) No action, suit, investigation, litigation or proceeding pending or threatened that would reasonably be expected to have a material adverse effect;

(17) No prior business of the Borrower or New LS Cable (other than the bridge financing);

(18) No financial indebtedness, guarantees or security other than the Bridge Facility and the Term Facility;

(19) Shares;

(20) Merger Documents;

(21) Payment of taxes;

(22) Accurate and complete disclosure;

(23) Holding company status;

(24) Compliance with laws and regulations, including all applicable environmental laws and regulations and no environmental releases;

(25) Ownership of / title to properties and assets;

(26) Validity, priority and perfection of security interests in collateral and ranking/priority of obligations under the Term Facility Financing Documents;

(27) Customary ERISA, FCPA, anti-terrorism and similar representations;

(28) Investment Company Act; and

(29) US Margin Regulations,

subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality customary and appropriate for facilities and transactions of this type.

The Repeating Representations will be repeated on the date of the utilisation request, and on the first day of each interest period, by reference to the facts and circumstances then existing. “Repeating Representations” means representations set forth in clauses (1) to (6) and, when financial statements are delivered, (13).

Information Undertakings:

The Borrower and each Guarantor shall supply each of the following:

(1)    as soon as they become available, but in any event within 120 calendar days of the end of each financial years its (i) annual audited consolidated financial statements and (ii) annual audited non-consolidated financial statements and in the case of the Guarantors, prepared in accordance with Korean GAAP;

(2)    as soon as they become available, but in any event within 90 calendar days of the end of each financial half years its half –year unaudited non-consolidated financial statements and in the case of the Guarantors, prepared in accordance with Korean GAAP;

(3)    Compliance Certificate, with audited annual consolidated statements;

(4)    all documents dispatched to its shareholders (or any class of them) or its creditors generally;

(5)    details of any material litigation, arbitration or administrative proceedings;

(6)    such other information in respect of client identification procedures (including, if necessary, identification of directors and major shareholders of any Guarantor) in compliance with applicable money laundering rules as any Lender may request;

(7) notice of change of authorized signatories;

(8) such other information regarding the financial condition, business and operations as any Lender may reasonably request; and

(9) notice of any Event of Default or potential Event of Default.

Financial Covenants against the Guarantor:

Throughout the life of the Term Facility, the following financial covenants must be maintained (in each case, the definitions to be agreed):

(1)    The ratio of EBITDA to Net Interest Expense not less than levels to be agreed .

(2)    The ratios of Financial Debt to EBITDA not more than levels to be agreed.

(3)    The ratio of Total Liabilities to Total Equity not more than levels to be agreed.

The above financial covenants shall be tested on an annual basis (with the first testing date to occur on the first financial year end date to occur after the Closing Date) by reference, as applicable, to the consolidated financial statements both of the Company and of New LS Cable. Financial statements shall be submitted together with a compliance certificate setting out computations as to compliance with the above financial covenants.

Affirmative Covenants

Subject to materiality thresholds and exceptions for ordinary course of business and other customary items, in each case to be agreed, the Borrower and the Guarantors shall agree to customary affirmative covenants for a facility of this nature, with respect to themselves and each other member of the Relevant Group, including but not limited to:

(1)    Preservation of corporate existence;

(2)    Compliance with laws (including applicable environmental laws);

(3)    Payment of taxes;

(4)    Payment and/or performance of obligations;

(5)    Maintenance of insurance;

(6)    Access to books and records and visitation and access rights;

(7)    Maintenance of books and records;

(8) Maintenance of property;

(9) Obtaining and maintaining authorizations;

(10) Use of proceeds of the Term Facility;

(11) Implementation of post-closing matters relating to the Acquisition;

(12) Merger Documents;

(13) Environmental matters;

(14) Maintenance of ranking of obligations under the Term Facility Financing Documents and priority of collateral;

(15) Holding company (other than in respect of New LS Cable); and

(16) Further assurances.

Negative Covenants

Subject to materiality thresholds and exceptions for ordinary course of business and other customary items, in each case to be agreed, the Borrower and (in the case of (1) and (7) only) each Guarantor shall agree to customary negative covenants for a facility of this nature, with respect to themselves, including but not limited to:

(11)  Negative Pledge (including, without limitation, no lien over shares in the Borrower or Cyprus Merger Sub or shares in the Target acquired by Cyprus Merger Sub pursuant to the Merger Documents);

(12)  Limitations on additional debt (excluding any indebtedness incurred under the Merger Documents in connection with the exercise of the “top-up” option thereunder);

(13)  Limitations on dividends, redemptions and repurchases;

(14)  Limitations on prepayment, redemptions and repurchases of debt (other than the loans under the Term Facility);

(15)  Limitations on loans, guarantees, indemnities and investments to non-affiliate third parties (other than the loans under the Term Facility);

(16)  Limitations on capital expenditures;

(17)  Limitations on mergers or consolidations, sale of all or substantially all the assets and sale/leaseback transactions;

(18)  Limitations on non-ordinary course hedging arrangements;

(19)  Limitations on amendment of constitutional documents that are materially adverse to the Lenders’ interests; and

Limitations on the issuance and sale of capital stock (or securities convertible into capital stock) other than to the Guarantors.

Conditions Precedent to Drawdown:

The utilisation of the Term Facility will be subject to conditions precedent customary for a facility of this nature and the absence of any Event of Default or potential Event of Default and representations to be repeated on those dates being true and the delivery of the following to the Mandated Lead Arrangers, in form and substance reasonably satisfactory to the Mandated Lead Arrangers:

(13)  Constitutional documents;

(14)  Board resolutions;

(15)  The Merger Documents executed by the parties thereto (including any consents given or amendments made), and evidence that any conditions under the Merger Documents have been satisfied or waived; in each case provided that no conditions may be waived, and no consent may be given or amendment made thereunder, that would reasonably be expected to be materially adverse to the interests of the Lenders without the prior written consent of the Lenders (waivers requiring Lenders’ consent will include, without limitation, the Minimum Tender Condition (as defined in the Merger Agreement));

(16)  Execution of the Term Facility Financing Documents consistent with this term sheet and otherwise as agreed between the parties;

(17)  Execution of security agreements for creation of the Security;

(18)  Issuance of the Guarantee by each Guarantor;

(19)  Funding from New LS Cable by way of equity injection to the Borrower in a minimum amount of US$330M.

(20)  Funding from the Co-Investors by way of equity injection to the Cyprus Merger Sub in a minimum amount of US$160M;

(21)  Certificate of subscription from no less than a majority of the shares of the Target;

(22)  Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under the Term Facility Financing Documents;

(23)  Incumbency / specimen signature certificate / certification of constitutional and corporate authorization documents;

(24)  Other customary closing conditions, including delivery of legal opinions of the Borrower’s and Lenders’ counsel, completion of Lenders’ KYC checks, evidence of process agent;

(25) Evidence of no default under Bridge Facility Documents;

(26) Evidence that the Bridge Facility will be repaid in full on the Term Facility Drawdown Date;

(27) Evidence that the merger of Cyprus Merger Sub and the Target has been completed; and

(28) Such other documents as may be reasonably requested by the Lenders.

Events of Default:

Customary events of default for a facility of this nature in respect of the Borrower and each Guarantor and, in the case of paragraphs (5), (7), (10), (11), (14) and (15) below, each other member of the Relevant Group (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Non-payment;

(2)    Breach of financial covenants;

(3)    Breach of other obligations;

(4)    Misrepresentation;

(5)    Cross default (including cross acceleration);

(6)    Unsatisfied judgment;

(7)    Insolvency, insolvency proceedings, creditors’ process and analogous events;

(8)    Unlawfulness;

(9)    Repudiation;

(10)  Cessation of business;

(11)  The Group’s auditors (i) qualify the audited financial statements of the Group or any member of the Group, (ii) issue a negative opinion in respect of the Group’s (or any member of the Group’s) annual financial statements or (iii) refuse to issue on opinion on the annual financial statements;

(12)  Material litigation;

(13)  Security and guarantees cease to be in full force and effect;

(14)  ERISA events; and

(15)  Material Adverse Effect.

Yield Protection & Taxation:

The Term Facility Agreement will contain yield protection provisions customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements (subject to Borrower’s customary rights to replace applicable Lenders at par subject to breakage costs if replacement is not at the end of an interest period).

All payments due in connection with the Term Facility will be made free and clear of any present and future taxes, duties, levies, withholdings or other forms of deduction unless required by law. If any taxes, duties, levies, withholding or deduction are required by any law or regulation, tax gross up shall be applied if such Lender is a Qualifying Lender (to be defined in the Term Facility Agreement) and subject to the Lender taking the steps to enable payments of interest gross under the relevant tax treaties (or if a Lender is not a Qualifying
Lender the tax would have been imposed even if that Lender was a Qualifying Lender) (i.e. no
“day one” tax gross up shall apply and no tax gross up shall apply if the debt is transferred to a lender which is not entitled to receive interest payments free of withholding, but the risk of a change in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority occurring after the date on which a Qualifying Lender becomes party to the Term Facility Financing Documents shall be the Borrower’s).

Majority Lenders:	66 2/3% (sixty six and two thirds) of total commitments under the Term Facility until the end of the Availability Period and 66 2/3% (sixty six and two thirds) of the loan outstanding under the Term Facility thereafter.

Transfer by Lenders:

A Lender may assign any of its rights or transfer by the novation of any of its rights and obligations to another party without consent of the Borrower.

If as a result of circumstances existing as at the date of assignment by a Lender of its participation in the Loan and/or commitments, the Borrower would be obliged to gross-up any payment to the assignee of such Lender for withholding tax, then such assignee would only be entitled to payment for such tax gross-up to the same extent that the assigning Lender would have been had such assignment not occurred.

Lenders will be permitted to sell participations in loans and commitments without restriction but without subjecting the Borrower to any additional costs or obligations.

Documentation:	The documentation will be prepared by the Mandated Lead Arrangers’ legal counsel and will be based on the Loan Market Association recommended form of facility agreement for leveraged transactions and contain clauses customary in the syndicated loan market, subject to further negotiations and agreement among the parties.

Expenses:	The Borrower shall, on the date of Drawdown and, thereafter, within 15 Business Days from the date of being requested, pay all reasonable costs and expenses (including reasonable invoiced legal fees, signing ceremony, travel, due diligence, and out of pocket expenses) reasonably incurred by the Mandated Lead Arrangers or by its affiliates in connection with the preparation, review, negotiation, execution, delivery, modification, amendment or syndication of the Term Facility, the Term Facility Financing Documents and other documents relating to the Term Facility. The Borrower’s obligations under this paragraph shall be effective whether or not the Term Facility Financing Documents are signed or the Term Facility is drawn.

Material Adverse Effect:

Means:

(a)    a change in the financial condition, assets or business of the Relevant Group as a whole that would reasonably be expected to have a material adverse effect on the ability of the Borrower or any Guarantor to perform or comply with its payment obligations under any Term Facility Financing Document;

(b)    a material adverse effect on or material adverse change in the validity, legality or enforceability of any Term Facility Financing Document; or

(c)    a material adverse effect on or material adverse change in the validity, legality or enforceability of any material Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security or any material portion thereof.

Legal Counsel to the MLAs:	Linklaters

Governing Law and Jurisdiction:	The Term Facility Financing Documents to be governed by New York law and disputes arising from the Term Facility Financing Documents shall be subject to the legal proceedings in the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of New York except where inappropriate for security documents.